EXHIBIT 10.1

VOYUS, LTD. & PCSUPPORT.COM INC.
Preliminary Reorganization Agreement

Agreement in principle between:

Voyus Ltd
&
PCSupport .com Inc

WHEREAS all parties hereto wish to explore a possible merger of the operations of Voyus Ltd. (“Voyus”) and PCSupport.com Inc. (“PC Support”).

AND WHEREAS Voyus is willing, on the terms of this preliminary document, to advance funds to PCSupport.

AND WHEREAS it is the intention of the parties that the following will be the key terms of a more formal and detailed agreement to be entered into between the parties:

1)
The newly re-organized company will be owned directly and indirectly on a 67/33 basis by each of Voyus and PC Support. The actual structure of the transaction and merger is subject to advice from securities and tax advisers. It is the intention of both parties that there will be a rollback of shares at a minimum of a 3:1 basis prior to re-capitalization.

2)
It is agreed that the parties will use best efforts to raise combined capital in excess of $700,000 US. It is agreed by both parties that funds will be raised through Voyus and that funds will be advanced from Voyus to PC Support. In return for advancing funds Voyus will take General Security Agreement (GSA) over the assets of PC Support. In order to effect the GSA Voyus will have to advance at least $200,000 CDN by May 10, 2002 at 12 pm. If the monies are not advanced by May 10, 2002 this agreement will be deemed to be null and void.

3)
Both Voyus Ltd. and PC Support agree to use best efforts to make improvements (through debt consolidation) to their respective balance sheets. It is the intention of both parties that their respective current ratios will be at no less than 1: 1 at the time of the business combination.

4)	The business reorganization will take place by on or about August 1, 2002.

5)	This proposed reorganization is subject to board approval by both Voyus and PC Support. It is agreed that board approval will be obtained by no later than May 6, 2002.

6)	This proposed reorganization will also be subject to shareholder and regulatory approval. Management of both Voyus and PC Support agree to use best efforts to ensure that both approvals are obtained.

7)
As part of the re-organization PC Support will ensure that an agreement has been reached with Sears & Roebuck, which will result in this current liability being converted to equity or on terms satisfactory to Voyus.

8)	It is agreed that Voyus Ltd will have the control over the raising and price of all funds raised for this transaction

9)	It is the intention of both parties that their respective listings will be maintained on each of the CDNX and the NASDAQ OTC (bulletin board).

10)	Both parties agree to aggressively go after immediate cost cutting and cost reduction strategies.

11)	Both parties agree that time is of the essence in dealing with raising capital and dealing with the liabilities of PC Support.

AND WHEREAS it is the intention of the parties hereto to enter into a more formal legal agreement when time permits with the foregoing agreement acting as a foundation for that later agreement;

AND WHEREAS the parties hereto desire, in the interim, to record the principle terms of agreement between the parties at this time and have for this purpose together drafted the within agreement;

Dated this 2nd day of May, 2002

Voyus Ltd.

/s/ Shawn Chute
Authorized Signatory President and CEO Title

PCSupport.com Inc.

/s/ Michael G. McLean
Authorized Signatory President and CEO Title